Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is by and between Timothy Michaels (“Employee”) and Fresh Vine Wine, Inc., a Nevada corporation (the “Company”), both of whom enter into this Agreement intending to be legally bound.

1. Background Facts. Employee and the Company agree with the following facts. Employee’s employment with the Company ended on February 7, 2022 (the “Separation Date”). Even if Employee does not enter into this Agreement, Employee will receive payment of his final pay through the Separation Date. The Company will provide Employee with the “Separation Benefits” as set forth in Section 2 below if he enters into this Agreement.

2. Separation Benefits. In exchange for Employee’s waiver and release of claims set forth in Section 3 and other promises set forth in this Agreement, and provided that Employee: (i) signs, dates, and returns this Agreement within the time period described in Section 4 and (ii) remits the “Withholding Remittance” set forth in Section 2(b), the Company agrees to provide Employee with the following consideration (hereinafter referred to as “Separation Benefits”), to which Employee would not otherwise be entitled without signing this Agreement:

(a) Lump Sum Payment. A gross lump sum payment of $160,000, subject to tax and other applicable withholdings, payable to Employee, and such payment shall be made as soon as administratively possible, but no later than four (4) business days after the Effective Date of this Agreement;

(b) RSU Amendment. The Company will enter into an amendment (the “RSU Amendment”) to that certain Restricted Stock Unit Agreement dated as of December 17, 2021 between the Company and Employee (the “RSU Agreement”) pursuant to which the Company (i) will acknowledge and agree that the 251,851 restricted stock units (the “Units”) granted under the RSU Agreement were not forfeited as a result of such termination, (ii) the Company will accelerate the vesting of all 251,851 Unit upon the execution and delivery of this Agreement, and (iii) deliver to Employee the 251,851 shares of the Company’s common stock issuable upon vesting of the Units (the “Shares”) as soon as administratively practicable following such vesting, but no later than three (3) days thereafter, subject to the Company’s collection from Employee of any tax withholding (“Withholding Remittance”) required to be remitted as a result of such delivery.

(c) Attorney Fees. The Company shall pay Employee’s attorney fees, remitting to Employee’s attorney John Thompson and payable to Law Offices of John D. Thompson, LLC, a lump sum payment in the net amount of fifteen-thousand dollars and zero cents ($15,000.00) as soon as administratively possible, but no later than four (4) business days following the Effective Date of this Agreement. Company shall provide Employee and [John Thompson] with the appropriate tax documents for this payment, as and when required by law. The fifteen-thousand dollars and zero cents ($15,000.00), is in full satisfaction of any claim Employee may have for attorneys’ fees or costs.

Employee agrees he is not otherwise entitled to the Separation Benefits. If Employee does not: (i) sign, date, and return this Agreement within the time period described in Section 4 or (ii) remit to the Company the Withholding Remittance required to be remitted under this Section 2, then Employee shall not receive the Separation Benefits.

3. Waiver and Release of Claims.

(a) Employee’s Release of Claims. In exchange for the Separation Benefits set forth in Section 2, Employee agrees to unconditionally waive and release any and all claims, complaints, causes of action, or demands of whatever kind which Employee has or may have against the Released Parties (as defined below) to the maximum extent permitted by applicable law up to the moment Employee signed this Agreement, including any claims, complaints, causes of action, or demands relating in any way to Employee’s employment with the Company and Employee’s separation from employment with the Company including, but not limited to, the following:

i. All claims for any alleged unlawful discrimination, harassment, failure to accommodate, retaliation, interference, reprisal arising, or other alleged unlawful practices under any federal, state, or local law, statute, ordinance, or regulation, including, without limitation, rights or claims of discrimination, harassment, failure to accommodate, and retaliation under the federal Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Family and Medical Leave Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, Equal Pay Act, the Minnesota Human Rights Act (“MHRA”), the Minnesota Whistleblower Act; the Wisconsin Fair Employment Act (WFEA), Wisconsin Wage Claim and Payment Law, Wisconsin Business Closing and Mass Layoff Law, Wisconsin Cessation of Benefits Law, Wisconsin Family and Medical Leave Law (WFMLL), Wisconsin Personnel Records Statute, Wisconsin Employment Peace Act (WEPA);

ii. All claims arising out of Employee’s employment and Employee’s separation from employment including, but not limited to, claims based on alleged wrongful discharge, breach of contract, breach of implied contract, failure to keep any promise, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, defamation, infliction of emotional distress, fraud, misrepresentation, negligence, constructive discharge, assault, battery, false imprisonment, invasion of privacy, interference with contractual or business relationships, Employee’s activities, if any, as a “whistleblower,” and any violation of any other principle of common law;

iii. All claims for any other alleged unlawful employment practices related to Employee’s employment or Employee’s separation from employment arising under any federal, state, or local law, statute, ordinance, or regulation including, without limitation, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the Fair Credit Reporting Act or the National Labor Relations Act;

iv. All claims for any other form of pay, compensation, or employee benefits of any kind that is not provided in this Agreement including, without limitation, bonuses, commissions, deferred compensation, stock-based incentive compensation (including but not limited to any rights or entitlements Employee has to restricted stock units or commons stock, or equity or other compensation of any other kind, under the RSU Agreement (other than with respect to the acceleration of the Units and delivery of the Shares contemplated by this Agreement and the RSU Amendment)), stock options, phantom stock, equity of any kind, vacation pay, expense reimbursement, and any other claims under any applicable federal, state, and local law, statute, ordinance, or regulation to the fullest extent permitted by law;

v. All claims relating to discretionary incentive bonusses, total guaranteed compensation amounts, payments relating to, or based on, net income of any Released Party (as defined below), participation in profits or other economic gain of any Released Party, equity ownership of, or future vesting/issuance of equity in any Released Party, including but not limited to any rights or entitlements under the RSU Agreement (other than with respect to the acceleration of the Units and delivery of the Shares contemplated by this Agreement and the RSU Amendment); employee understands, acknowledges and affirms, without reservation or caveat, that he has never owned, does not currently own, and has no expectation of owning, any portion of the equity or assets of any Released Party or any of the funds or investment vehicles managed or related any Released Party and (other than with respect to the acceleration of the Units and delivery of the Shares contemplated by this Agreement and the RSU Amendment);

vi. All claims relating to, or arising from, the RSU Agreement, other than with respect to the acceleration of the Units and delivery of the Shares contemplated by this Agreement and the RSU Amendment;

vii. All claims Employee has now, whether or not Employee currently knows about or suspects the claims; and

viii. All claims for attorneys’ fees, costs, or interest.

Employee understands and agrees that the above list does not contain all claims that Employee is releasing. By signing this Agreement, Employee is fully and finally waiving and releasing, to the fullest extent permitted by law, all claims against the Released Parties. Employee agrees that the Company’s provision of the Separation Benefits is full and fair payment for the waiver and release of Employee’s claims and has a value greater than anything Employee is entitled to if Employee does not sign this Agreement. Notwithstanding anything set forth in this Agreement, specifically excluded from the waiver and release of claims set forth above are claims or disputes that: (i) by law cannot be released in a private agreement (such as workers’ compensation claims); (ii) arise after the date Employee signed this Agreement; or (iii) relate to the obligations of the Company under this Agreement.

For purposes of this Agreement, the term “Released Parties” means the Company and all of the Company’s past and present parents, subsidiaries, and affiliated companies, and all and each of the past and present employees, officers, officials, managers, governors, members, directors, agents, insurers, representatives, counsel, shareholders, owners, attorneys, partners, predecessors, successors, and assigns of any and all of the foregoing entities and persons. In addition, for purposes of Section 3, the term “Employee” means Timothy Michaels and any person who has or obtains any legal rights or claims against the Company or the Released Parties through Employee.

b. Company’s Release of Claims. In exchange for the Employee’s waiver and release of claims under the ADEA and MHRA and his non-revocation and non-rescission of his waiver of claims under the ADEA and MHRA, the Company expressly waives and releases any and all claims against the Employee that may be waived and released by law. If Employee revokes or rescinds his waiver of claims under the ADEA and/or under the MHRA as described in Section 4, Employee understands that: (i) Company’s waiver and release of claims against Employee shall be null, void, and without effect and (ii) Employee shall have revoked his waiver of claims under the ADEA and rescinded his waiver of claims under the MHRA, but all other terms of this Agreement, with the exception of the Company’s waiver and release of claims against Employee, shall remain in full force and effect.

4. Employee’s Legal Rights.

a.	Advice to Consult With an Attorney. This Agreement is a legal document. Employee has been advised in writing to consult with an attorney prior to executing the Agreement.

b.	Period to Consider this Agreement. Employee has twenty-one (21) days following receipt of this Agreement to consider the offer as expressed, including Employee’s waiver and release of rights and claims of age discrimination under the ADEA, and to decide whether to sign this Agreement. Employee agrees that any changes to this Agreement, whether they are material or immaterial, do not restart the running of the 21-day consideration period.

c.	Revocation/Rescission Periods. Employee understands that Employee has the right to revoke his waiver of claims under the ADEA within seven (7) days after the date on which Employee signs this Agreement. Employee understands that Employee has the right to rescind Employee’s waiver of claims under the MHRA within fifteen (15) calendar days after the date on which Employee signs this Agreement. Revocation by Employee of his waiver of claims under the ADEA and/or the under the MHRA will not serve as a revocation of a waiver or release of any other claims, complaints, causes of action, or demands provided under this Agreement.

d.	Revocation/Rescission Procedure. To revoke or rescind his waiver of claims under the ADEA and/or the under the MHRA, Employee must put the rescission/revocation in writing, and deliver it to the Company by hand to Damian Novak, Executive Chairman, or by mail within the revocation or rescission period. If Employee delivers rescission by mail, it must be: (1) postmarked within the 7-day period to revoke his waiver of claims under the ADEA and within 15-days to rescind his waiver of claims under the MHRA; (2) properly addressed to Damian Novak, Executive Chairman, Fresh Vine Wine, Inc. 505 Highway 169 North, Suite 255 Plymouth, MN 55441 and (3) sent by certified mail, return receipt requested.

e.	Effect of Revocation/Rescission. If Employee revokes or rescinds his waiver of claims under the ADEA and/or under the MHRA as described in this Section 4, Employee understands that he shall have revoked his waiver of claims under the ADEA and rescinded his waiver of claims under the MHRA, but all other terms of this Agreement shall remain in full force and effect, with the exception of Company’s Release of Claims under Section 3(b).

5. Filings. Employee understands that, without being penalized or having an obligation to notify the Company, this Agreement does not prohibit Employee from filing an administrative charge of discrimination or complaint with the Equal Employment Opportunity Commission, National Labor Relations Board, Occupational Safety and Health Administration, Securities and Exchange Commission, Minnesota Department of Human Rights, the Wisconsin Department of Workforce Development Equal Rights Division, or any other federal, state, or local governmental agency or commission or law enforcement agency (“Government Agencies”). Employee understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to the Company. If Employee had filed or files a charge or complaint, Employee agrees that the Company’s payment of the Separation Benefits completely satisfies any and all claims for monetary relief in connection with such charge or complaint. Employee is not entitled to any other monetary relief of any kind with respect to the claims that Employee has released in this Agreement unless Employee’s waiver and release of claims is deemed unlawful or otherwise invalid.

6. Return of Property. Within seven (7) calendar days following the Effective Date, the Employee must return all Company property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Company property in the Employee’s possession. Employee further acknowledges and agrees that Employee no longer has access to and does not claim ownership of any of Company’s cloud storage or social media accounts.

7. Transition and Cooperation. Employee promises to successfully transition his work responsibilities. Employee represents that he has delivered all passwords for any Company devices and/or accounts in use at the time of the Separation Date. Employee will cooperate with the Company and use his best efforts to be available, on a reasonable basis, to answer questions that may arise to achieve a smooth transition after the Separation Date. Employee also agrees to be available to and cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter, occurring during his employment, in which he was involved or of which he has knowledge. Employee understands and agrees that such cooperation includes, but is not limited to, making himself available to the Company and/or its counsel upon reasonable notice for: interviews and factual investigations; preparing for and appearing to give testimony in a deposition or at trial without requiring service of a subpoena or other legal process; volunteering to the Company or its counsel pertinent information; and turning over all relevant documents which are or may come into his possession.

8. Mutual Non-Disparagement. Employee will not disparage the Company, its products, services, systems, and other matters pertaining to its business, and its employees including, without limitation, all and each of the members of its management team. This non-disparagement obligation includes refraining from, directly or indirectly, making statements, comments or postings on the internet regarding the Company resulting in, or potentially resulting in, harm to the Company (as determined in the Company’s sole judgment). The Company agrees to instruct its officers and directors in the applicable role on the Separation Date not to make any defamatory, maliciously false, or disparaging remarks, comments, or statements about Employee. This non-disparagement provision does not apply to legally protected communications and does not restrict or prohibit Employee from making statements to or in any other manner communicating with any Government Agencies.

9. Consideration. Employee agrees that (a) the Separation Benefit in Section 2 are above and beyond that to which Employee would be entitled if Employee did not sign this Agreement, (b) the Separation Benefits in Section 2 constitute independent and sufficient consideration for this Agreement, and (c) Employee is not eligible for any other payments or benefits except for those expressly described in this Agreement, provided that Employee signs and returns this Agreement within the specified time period.

10. Remuneration. Employee acknowledges and agrees that the Company has paid Employee all monies, wages, salary, accrued and unused paid time off, expenses and bonuses due to Employee through the Separation Date. Employee is not entitled to any additional remuneration from the Company other than the consideration outlined within this Agreement. In addition, Employee acknowledges that Employee is not aware of any time worked during Employee’s employment for which Employee has not already been fully compensated.

11. Employee Representations and Acknowledgement. Employee specifically represents, warrants, and confirms that the Employee: (a) has not suffered any work-related injury for which Employee has not already filed a claim; (b) has not filed any claims, complaints, or actions of any kind against the Company or Released Parties with any federal, state, or local court or government or administrative agency; (c) has not made any complaints, claims or allegations to the Company or Released Parties of age discrimination or discrimination based on other protected categories; (d) has not been the victim of or suffered age discrimination or other discrimination based on a protected category while employed by the Company;(e) has received all salary, wages, commissions, bonuses, and other compensation due to the Employee, through and including the Separation Date; and (f) has not engaged in any unlawful conduct relating to the business of the Company or Released Parties.

12. Remedies. In the event of a breach or threatened breach by the Employee of any provision of this Agreement, Employee hereby consents and agrees that money damages would not afford an adequate remedy and that Company shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief.

13. Confidentiality of this Agreement. Except to the extent (and only to the extent) publicly disclosed by the Company pursuant to the requirements of applicable securities laws and the rules of the stock exchange on which the Company’s common stock is listed, the terms and conditions of this Agreement are strictly confidential. Employee agrees that Employee will not disclose, discuss, or reveal the existence or the terms of this Agreement except as follows: (a) as required by court order or as required by law; (b) to Employee’s immediate family; or (c) to Employee’s attorneys, financial planners, and accountants. Employee must ensure that any person or entity described in subsections (b) and (c) to whom such disclosures are made will, as a condition of such disclosure, agree to keep the terms of this Agreement strictly confidential, and Employee will be responsible to the Company for any breach of such confidentiality by any of them. Nothing in this Section 13 or Agreement as a whole shall restrict or impede the Employee exercising protected rights to the extent such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency.

14. Confidential Information. Employee understands and acknowledges that during the course of his employment with the Company, he had access to and learned about confidential, secret, and proprietary documents, materials, and other information, in tangible and intangible form, of and relating to the Company and its related or affiliated businesses, including but not limited to, trade secrets, know-how and proprietary processes as they may exist from time to time, the Company’s plans, marketing methods, plans and strategies, purchasing methods, plans and strategies, methods of operation, business plans, sales and financial reports and forecasts, cost and expense information, supplier information, confidential pricing policies and information, customer lists, financial data, product information, marketing and sales information, backgrounds of key personnel, personnel strategies and plans, customer and prospective customer information and lists, strategic plans, business and financial information, technologies and technological strategies, business development strategies and plans, confidential information belonging to third parties and any customers which may be disclosed or made available to the Company, and other information regarding the Company that is not known to the general public and which the Company considers to be proprietary or confidential (“Confidential Information”). Employee further understands and acknowledges that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information might cause the Company to incur financial costs and loss of business advantage. Employee agrees to maintain the confidentiality of Confidential Information belonging to the Company, and/or provided to the Company by its customers, vendors, or other third parties in confidence, and to use or disclose such information only as authorized by the Company or as required by law. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure, provided that the disclosure is through no direct or indirect fault of Employee or person(s) acting on Employee’s behalf.

Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. If such an order is received, Employee shall promptly provide written notice of any such order to an authorized officer of the Company.

The Company provides the following notice under the federal Defend Trade Secrets Act: An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that — (A) is made — (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual — (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

15. Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by the Company of any liability or unlawful conduct whatsoever. The Company specifically denies any liability or unlawful conduct on the Company’s part.

16. Acknowledgment Concerning Taxation. Employee agrees and acknowledges that neither the Company nor its attorneys have made any express or implicit representations with respect to the tax implications of any separation benefit provided herein. Employee understands and agrees that he is solely responsible for any taxes, interest and/or penalties that result from any payment made under this Agreement and Employee shall indemnify, defend and hold the Company harmless for any taxes, interest and/or penalties that result from payments made under this Agreement. Employee acknowledges that delivery of the Shares contemplated by the RSU Amendment is conditioned upon the Company’s collection from Employee of the Withholding Remittance required to be remitted as a result of such delivery.

17. Successors and Assigns. This Agreement is personal to Employee and may not be assigned by Employee without the written agreement of the Company. The rights and obligations of this Agreement shall inure to the successors and assigns of the Company.

18. Severability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, Employee and the Company agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, Employee and the Company agree that the term shall be severed and all other terms of this Agreement shall remain in effect. Employee and the Company agree that Employee’s waiver and release of claims should be interpreted as broadly as possible to achieve Employee’s intention of releasing all claims against the Released Parties.

19. Entire Agreement. This Agreement constitutes the sole understanding of Employee and the Company with respect to the subject matters provided for herein. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any party hereto to any other party concerning the subject matters hereof. All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the subject matters hereof are merged herein. This Agreement may not be modified, altered, or changed in any way except by written agreement signed by Employee and the Company’s duly authorized representative.

20. No Waiver. No claim or right arising out of a breach or default under this Agreement may be discharged by a waiver of that claim or right unless the waiver is made in writing and signed by the Company’s duly authorized representative. A waiver by any party of a breach or default of the other party of any provision contained in this Agreement shall not be deemed a waiver of future compliance of such provisions, and such provisions shall remain in full force and effect.

21. Governing Law/Venue. The laws of the State of Minnesota will govern the validity, construction, and performance of this Agreement, without regard to the conflict of law provisions of any other jurisdictions. Employee irrevocably consents to the exclusive jurisdiction of courts in Minnesota for the purposes of any action arising out of or related to this Agreement, including any actions for temporary, preliminary, and permanent equitable relief. Employee irrevocably waives Employee’s right, if any, to have any disputes between the Company and Employee arising out of or related to this Agreement decided in any jurisdiction or venue other than a state or federal court in the State of Minnesota. Further, Employee agrees that the courts in the State of Minnesota shall have subject matter jurisdiction over claims relating to the validity, construction and performance of this Agreement and personal jurisdiction over Employee.

22. Execution and Delivery. This Agreement may be executed in counterparts, which taken together shall constitute one agreement binding on all the parties. Electronically transmitted signatures shall be valid and binding to the same extent as signatures delivered in original. In making proof of this Agreement, it will be necessary to produce only one copy signed (or reproduced from an electronically delivered signature) by the party to be charged.

[Signature page follows]

The parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

Dated:	2/24/22	/s/ Timothy Michaels
Timothy Michaels

Fresh Vine Wine, Inc.

Dated:	2/25/22	By:	/s/ Damian Novak
		Its:	Chairman & Co-Founder

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